Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

August 1, 2014

Board of Directors

Innovative Product Opportunities Inc.

Sent via email

To the Board of Directors:

Effective immediately, the CPA firm of Silberstein Ungar, PLLC is resigning as independent auditor for Innovative Product Opportunities, Inc., as most of our clients have been acquired by KLJ & Associates, LLP and KLJ has also hired our staff.

We have had no disagreements with Company management over accounting issues or accounting policies.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC